                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    /X/  Definitive Information Statement

                               PSI ENERGY INC
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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
                                PSI ENERGY, INC

                             1000 EAST MAIN STREET
                           PLAINFIELD, INDIANA 46168

                                     [LOGO]

                            ------------------------

     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 1997

TO THE SHAREHOLDERS OF
PSI ENERGY, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PSI Energy, Inc. will be held at the Cincinnati Club Building, 30 Garfield Place, Cincinnati, Ohio, on Thursday, April 17, 1997 at 10:00 a.m., eastern daylight saving time, for the purposes of electing seven directors and transacting such other business as may legally come before the meeting, or any adjournment or postponement thereof.

    Only shareholders of record at the close of business on Tuesday, February 18, 1997, will be entitled to vote at the meeting, or at any adjournment or postponement thereof.

    Proxies will not be solicited for this meeting and you are requested not to send us a proxy. Shareholders are welcome to attend the meeting in person and cast their votes by ballot on the issues presented at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          CHERYL M. FOLEY
                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Dated: March 24, 1997

                                PSI ENERGY, INC.

                             1000 EAST MAIN STREET
                           PLAINFIELD, INDIANA 46168
                                 (317) 839-9611

                             INFORMATION STATEMENT

INTRODUCTION

    This Information Statement is first being mailed on or about March 24, 1997 to the shareholders of PSI Energy, Inc., an Indiana corporation (the "Company"), in connection with its Annual Meeting of Shareholders to be held on April 17, 1997, or any adjournment or postponement of such meeting (the "Annual Meeting"). The Annual Report to Shareholders of Cinergy Corp., a Delaware corporation ("Cinergy"), including financial statements, for the year ended December 31, 1996 accompanies the mailing of this Information Statement. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist with the mailing and, accordingly, will reimburse CIC for its reasonable out-of-pocket expenses occurred in connection therewith.

    Cinergy is a registered holding company under the Public Utility Holding Company Act of 1935, as amended, and the parent company of the Company, The Cincinnati Gas & Electric Company ("CG&E"), Cinergy Services, Inc. ("Services"), and Cinergy Investments, Inc. ("Investments"). The Company is an operating utility primarily engaged in providing electric service in north central, central, and southern Indiana. CG&E is an operating utility primarily engaged in providing electric and gas service in the southwestern portion of Ohio and, through its principal subsidiary, The Union Light, Heat and Power Company ("ULH&P"), in adjacent areas in Kentucky. Services provides management, financial, administrative, engineering, legal and other services to the Company, Cinergy, CG&E, and Investments. Cinergy conducts its foreign and non-regulated businesses through Investments and its subsidiaries.

    Cinergy is the sole shareholder of the 53,913,701 outstanding shares of the Company's common stock. There remain outstanding 4,525,844 shares of the Company's cumulative preferred stock as of the close of business on February 18, 1997 which also have certain voting rights as described herein.

    Since Cinergy's ownership represents more than 96% of the total votes that could be cast at the Annual Meeting, and since shareholders do not have cumulative voting rights and Cinergy intends to vote in favor of all director-nominees for election as directors to the Board of Directors of the Company (the "Board"), the election of such director-nominees is assured. Therefore, the Board considered it inappropriate to solicit proxies for the Annual Meeting. Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares of cumulative preferred stock, you may do so by attending the meeting in person and casting your vote by a ballot which will be provided for that purpose.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    Only holders of record of the Company's voting securities at the close of business on February 18, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. The outstanding voting securities of the Company are divided into two classes: common stock and cumulative preferred stock. The class of cumulative preferred stock has been further issued in six series. The shares outstanding as of the Record Date, and the vote to which each share is entitled, are as follows:

                                                                                           VOTES PER
                               CLASS                                 SHARES OUTSTANDING      SHARE
-------------------------------------------------------------------  ------------------  --------------
Common Stock (without par value)                                          53,913,701             1 vote
Cumulative Preferred Stock
  Par Value $100 per share                                                   799,207             1 vote
  Par Value $25 per share                                                  3,726,637           1/4 vote

    As noted above, Cinergy owns all the outstanding shares of the Company's class of common stock.

    Pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of the Company to be the beneficial owner of more than 5% of the Company's class of cumulative preferred stock as of the Record Date.

SECURITY OWNERSHIP OF MANAGEMENT

    The Company's director-nominees and named executive officers (as the latter term is defined on page 13) did not beneficially own any shares of any series of the class of the Company's cumulative preferred stock as of December 31, 1996. The beneficial ownership of the outstanding shares of Cinergy common stock held by each director-nominee and named executive officer, and of units representing shares of Cinergy common stock paid as compensation to non-employee directors, as of December 31, 1996, is set forth in the following table.

                                                                   AMOUNT AND NATURE
                NAME OF BENEFICIAL OWNER(1)                   OF BENEFICIAL OWNERSHIP(2)     UNITS(3)
-----------------------------------------------------------  -----------------------------  -----------
James K. Baker.............................................            18,605 shares             2,795
Michael G. Browning........................................            23,835 shares             6,124
John A. Hillenbrand II.....................................            33,259 shares             5,737
J. Wayne Leonard...........................................            96,651 shares
John M. Mutz...............................................            57,563 shares
Jackson H. Randolph........................................           129,893 shares
James E. Rogers............................................           218,171 shares
Van P. Smith...............................................            22,390 shares
Larry E. Thomas............................................            88,441 shares
All directors and executive officers as a group............           869,508 shares
                                                                      (representing 0.55% of the class)

---------

(1) No individual listed beneficially owned more than 0.14% of the outstanding shares of Cinergy common stock.

(2) Includes shares which there is a right to acquire within 60 days pursuant to the exercise of stock options in the following amounts: Mr. Baker -- 17,787; Mr. Browning -- 17,787; Mr. Hillenbrand -- 17,787; Mr. Leonard -- 77,611; Mr. Mutz -- 52,787; Mr. Randolph -- 50,000; Mr. Rogers -- 95,629; Mr. Smith -- 17,787; Mr. Thomas -- 54,104; and all directors and executive officers as a group -- 522,911.

(3) Each unit represents one share of Cinergy common stock credited to the account of the respective directors as of December 31, 1996 under Cinergy's Directors' Deferred Compensation Plan.

ELECTION OF DIRECTORS

    In accordance with the By-Laws of the Company, the Board shall consist of not less than one and not more than seven persons. The size of the Board is currently fixed at seven and the Board has nominated the individuals listed below for election as directors, all of whom are presently members of the Board and were elected by shareholders at the 1996 annual meeting. All of the proposed director-nominees have signified their willingness to serve, if elected.

    Directors will be elected at the Annual Meeting by a plurality of the votes cast. As previously stated, Cinergy intends to vote all of the outstanding shares of common stock of the Company in favor of the director-nominees set forth below and, since Cinergy's ownership of such common stock represents over 96% of the voting power of the Company, the election of such director-nominees is assured.

    Except as otherwise noted, the principal occupation or employment of each individual set forth below has been such individual's principal occupation or employment for the past five years. Each director-nominee, with the exception of Messrs. Mutz, Randolph, and Rogers, is otherwise unaffiliated with Cinergy and its subsidiaries, including the Company.

--------------------------------------------------------------------------------
            JAMES K. BAKER
              Director of the Company since 1986.
              Director of Cinergy since 1994. Age 65.

            Mr. Baker has served as Vice Chairman of Arvin Industries, Inc., a worldwide supplier of automotive parts, since February 1996. He served as Chairman of the Board of Arvin Industries from November 1986 through January 1996 and as Chief Executive Officer from 1981 until June 1993. Mr. Baker is a director of Amcast Industrial Corp., First Chicago NBD Corp., Geon Company, and Tokheim Corporation.
--------------------------------------------------------------------------------
            MICHAEL G. BROWNING
              Director of the Company since 1990.
              Director of Cinergy since 1994. Age 50.

            Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate ventures. He also served as President of Browning Real Estate, Inc., the general partner of various real estate investment partnerships, through December 30, 1994.
--------------------------------------------------------------------------------
            JOHN A. HILLENBRAND II
              Director of the Company since 1985.
              Director of Cinergy since 1994. Age 65.

            Mr. Hillenbrand principally serves as Chairman, President and Chief Executive Officer of Glynnadam, Inc., a personal investment holding company. He is also Chairman of Able Body Corporation and Nambe Mills, Inc., and Vice Chairman of Pri-Pak, Inc. Mr. Hillenbrand is a director of Hillenbrand Industries, Inc. and National City Bank, Indiana.
--------------------------------------------------------------------------------
            JOHN M. MUTZ
              Director of the Company since 1991;
              Member -- Executive Committee.
              Director of Investments since 1995. Age 61.

            Mr. Mutz has served as President of the Company since October 1994; he previously served as President of PSI Resources, Inc. from October 1993 until October 1994. He was president of the Lilly Endowment, Inc. in Indianapolis from 1989 to 1993. Mr. Mutz served as lieutenant governor of the State of Indiana from 1981 to 1988. While in office, he was president of the Indiana Senate, headed the Department of Commerce and the Department of Employment and Training Services, and served as Commissioner of Agriculture. Mr. Mutz is a director of Conseco, Inc. and National City Bank, Indiana.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
            JACKSON H. RANDOLPH
              Director of the Company since 1994;
              Member -- Executive Committee.
              Director of Cinergy since 1993 and CG&E since 1983. Age 66.

            Mr. Randolph has served as Chairman of the Board of the Company, Cinergy, Investments, Services, CG&E, and ULH&P since December 1995. He served as Chairman of the Board and Chief Executive Officer of the Company, Cinergy, Investments, Services, and CG&E from October 1994 (and of ULH&P from January 1995) through November 1995. Mr. Randolph was Chairman of the Board, President and Chief Executive Officer of CG&E from May 1993 until October 1994 (and of ULH&P from June 1993 until January 1995); previously he served as President and Chief Executive Officer of CG&E and ULH&P. Mr. Randolph is a director of Cincinnati Financial Corporation, PNC Bank Corp., and PNC Bank, Ohio, N.A.
--------------------------------------------------------------------------------
            JAMES E. ROGERS
              Director of the Company since 1988;
              Chairman -- Executive Committee.
              Director of Cinergy since 1993 and CG&E since 1994. Age 49.

            Mr. Rogers has served as Vice Chairman and Chief Executive Officer of the Company, CG&E, Investments, and ULH&P, and Vice Chairman, President and Chief Executive Officer of Cinergy and Services since December 1995. He served as Vice Chairman and Chief Operating Officer of the Company, CG&E, and Investments, and Vice Chairman, President and Chief Operating Officer of Cinergy and Services from October 1994 (and as Vice Chairman and Chief Operating Officer of ULH&P from January 1995) through November 1995. Mr. Rogers served as Chairman, President and Chief Executive Officer of the Company from August 1990 until October 1994; he previously served as Chairman and Chief Executive Officer. He also served as Chairman and Chief Executive Officer of PSI Resources, Inc. from October 1993 until October 1994; he previously served as Chairman, President and Chief Executive Officer. Mr. Rogers is a director of Bankers Life Holding Corporation, Duke Realty Investments, Inc., Fifth Third Bancorp, and The Fifth Third Bank.
--------------------------------------------------------------------------------
            VAN P. SMITH
              Director of the Company since 1986.
              Director of Cinergy since 1994. Age 68.

            Mr. Smith is Chairman of the Board of Ontario Corporation which manufactures precision components for semiconductor process equipment, provides custom hardware and software products, and operates commercial testing laboratories. He is a director of each of the subsidiaries of Ontario Corporation, and also a director of Lilly Industries, Inc., Meridian Insurance Group, Inc., and Meridian Mutual Insurance Co.
--------------------------------------------------------------------------------

MEETINGS AND COMMITTEES OF THE BOARD

    During the year ended December 31, 1996, the Board held five meetings. All directors attended more than 75% of the aggregate number of Board and committee meetings which they were eligible to attend. The Executive Committee is the only standing committee of the Board.

COMPENSATION OF DIRECTORS

    Directors who are not employees (the "non-employee directors") receive an annual retainer fee of $8,000 plus a fee of $1,000 for each Board meeting attended; however, any non-employee director of the Company who also serves as a non-employee director of Cinergy or any of its affiliates shall neither receive such annual retainer fee, nor any compensation for attendance at any Board meeting that is held concurrently or consecutively with a meeting of the board of directors of Cinergy. Each director-nominee, as a non-employee director of the Company (Messrs. Baker, Browning, Hillenbrand, and Smith), is currently also a non-employee director of Cinergy. Directors who are also employees of Cinergy or any of its subsidiaries (Messrs. Mutz, Randolph, and Rogers) receive no remuneration for their services as directors.

    Under Cinergy's Directors' Deferred Compensation Plan, each non-employee director of Cinergy or any of its subsidiaries may defer fees and have them accrued either in cash or in units representing shares of Cinergy common stock. If deferred in such units, the stock will be distributed to the director at the time of retirement from the appropriate board. Amounts deferred in cash will be paid at the same time.

    Under Cinergy's Retirement Plan for Directors, non-employee directors with five or more years of service will receive annual retirement compensation in an amount equal to the annual Board retainer fee in effect at the time of termination of service as a director, plus the product of the fee paid for attendance at a Board meeting multiplied by five. Retirement compensation is paid for as many years as the director served on the Board. This plan covers non-employee directors serving on the boards of directors of the Company, Cinergy, Services, or CG&E. Prior service by non-employee directors of the Company, PSI Resources, Inc., or CG&E is credited under this plan.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The executive compensation program of Cinergy and its subsidiaries, including the Company, is administered by the Compensation Committee of Cinergy's board of directors (the "Committee"). The Committee establishes the compensation philosophy and the compensation of the chief executive officer and the remaining executive officers of Cinergy and its subsidiaries. The Committee also recommends and administers compensation plans for all executive officers and key employees. The Committee is composed of Messrs. Van P. Smith (Chairman), Michael G. Browning, George C. Juilfs, and John J. Schiff, Jr., each of whom is an independent, "non-employee" director (of Cinergy) within the meaning of
Section 16(b) of the 1934 Act, and an "outside director" (of Cinergy) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Each of Messrs. Smith and Browning is also such an independent, "non-employee", "outside director" of the Company.

COMPENSATION PHILOSOPHY

    As reported in the Company's 1996 information statement, the Committee's executive compensation philosophy emphasizes incentive compensation, both short-term and long-term, in order to tie the interests of the executive officers and Cinergy's shareholders. Base salary, annual cash incentives, and long-term incentives are an integral part of the executive compensation program.

    Cinergy and its subsidiaries seek to provide a total compensation program that will attract, retain, and motivate the high quality employees needed to provide superior service to its customers and to maximize returns to its shareholders. Base salaries for the executive group are targeted at the median of comparably sized utility companies based on kilowatt hours sold. Because of the low-cost position of Cinergy and its subsidiaries, kilowatt hours sold is considered to be a better measure than revenues for constructing a comparative group. Base salary levels are reviewed annually, and any increases are based on such factors as corporate financial results, each individual's performance, and the executive's role and skills. The executive compensation program also seeks to link executive and shareholder interests through cash-based and equity-based incentive plans, in order to reward corporate and individual performance and balance short-term and long-term considerations. Annual and long-term incentive plans are structured to provide opportunities that are competitive with general industry companies.

    This philosophy results in a compensation mix for the chief executive officer and the remaining executive officers consisting of annual and long-term incentives accounting for at least 50% of the employee's annual compensation.

    The Committee's charter supports the executive compensation philosophy and the Committee's role in designing and implementing that philosophy. Pursuant to the charter, the Committee:

    - reviews and determines the annual base salaries, annual incentives, and long-term incentives of the executive officers of Cinergy and its subsidiaries, and develops an appropriate balance between short-term and long-term incentives while focusing on long-term shareholder interests; and

    - reviews the operation of the executive compensation programs; establishes and periodically reviews policies for the administration of these programs; and takes steps, if appropriate, to modify such programs and to design and implement new executive compensation programs.

    Consistent with the objectives set forth in its charter, the Committee has, since its inception, sought to simplify existing compensation programs and to design new ones that emphasize short-term and long-term incentive opportunities, that distinguish between short-term and long-term corporate goals, and that will incentivize the type of behavior crucial to managing successfully in an increasingly competitive environment.

    Because of its commitment to implement an executive compensation program that enhances the financial success of Cinergy and increases its shareholder value, the Committee recommended in January 1996 that Cinergy's board of directors adopt a new employee incentive compensation plan, i.e., the Cinergy 1996 Long-Term Incentive Compensation Plan (the "1996 LTIP"), subject to approval by Cinergy's shareholders. The board of directors of Cinergy adopted, and Cinergy's shareholders overwhelmingly approved, the 1996 LTIP at Cinergy's annual meeting last year. In describing the 1996 LTIP in Cinergy's proxy statement last year, the Committee stated the 1996 LTIP's objectives: "The Plan will provide the Company, in this era of utility competition, greater flexibility to design long-term compensation incentives for the Company's officers and other key employees by rewarding long-term performance.... In utilizing the Plan, a greater portion of pay for officers and key employees is placed at risk, but ownership of stock assists in the attraction and retention of qualified employees and provides them with additional incentives to devote their best efforts to pursue and sustain the Company's growth and profitability through the accomplishment of corporate goals. The Plan is thus intended to coalesce the interests of the Company's shareholders, customers and management to enhance the Company's value."

    With the adoption and approval of the 1996 LTIP, the Committee met six times during 1996 to design a new long-term incentive compensation program that aligns the interests of Cinergy's executive officers with those of its shareholders. The Committee consulted with institutional investor representatives in order to better comprehend the importance incentive compensation, both short-term and long-term, has from the perspective of such investors. Accordingly, it is the Committee's understanding that from the institutional investors' standpoint, incentive compensation programs help attract and retain talented employees thereby providing for stability of the management team, and incentivize appropriate behavior toward the accomplishment of long-term corporate goals. The Committee believes that a well-planned and well-implemented executive incentive compensation program, with meaningful and measurable targets and competitive award opportunities, sends a strong, positive message to the financial markets.

    During October 1996, the Committee adopted a new long-term incentive compensation program consistent with the parameters set forth in the 1996 LTIP. The new long-term incentive compensation program initially utilizes two components: performance-based restricted stock and stock options. For the first performance period, i.e., October 1, 1996 through December 31, 1999, executive officers and other key employees of Cinergy and its subsidiaries are eligible to receive grants of restricted stock subject to a performance measure, i.e., Cinergy's total shareholder return. At the end of the measuring period, such grantees will only earn an award to the extent Cinergy's total shareholder return meets or exceeds the median total shareholder return of a comparative group consisting of the top twenty-five kWh producers in the United States. This portion of the executive incentive compensation program is known as the "Value Creation Plan" -- if the executive officers as a team produce value for Cinergy's shareholders, they will be eligible to share in the value that has been realized.

    The second portion of the long-term incentive compensation program consists of annual grants of stock options that vest every three years. The total long-term incentive opportunity for each executive officer is allocated 75% to the performance-based restricted stock and 25% to stock options. Effective January 1, 1997, restricted stock and stock options were granted to the executive officers and other key employees of Cinergy and its subsidiaries in amounts determined to be appropriate by the Committee and, accordingly, such grants will be discussed within the Committee's report in the Company's 1998 information statement.

ANNUAL INCENTIVE COMPENSATION

    During 1996, approximately 400 key employees, including the executive officers, were eligible to receive incentive compensation under Cinergy's Annual Incentive Plan, and were granted cash awards to the extent that certain pre-determined corporate and individual goals were attained. Graduated standards for achievement were developed to encourage each employee's contribution. The potential awards ranged from 2.5% to 90% of the annual base salary of the participant (including deferred compensation), depending upon the achievement levels and the participant's position. The Committee reviewed and approved both the plan goals at the beginning of the year and the achievements at the end of the year.

    In determining the awards payable under the Annual Incentive Plan for 1996, the Committee considered a combination of corporate and individual goals. Achievement of the corporate goal for 1996 and achievement of individual goals each accounted for 50% of the total possible award. The portion of the payout in March, 1997, attributable to the corporate goal was based on 1996 achievement in one area, i.e., earnings per share. The achievement level for the corporate goal was at the 2.6 award level -- on a sliding scale of 1.0 to 3.0 -- for 1996.

    During 1996, incentive awards for each executive officer reflected individual achievement as well as Cinergy's attainment of its corporate goals. Individual performance goals for each executive varied from executive to executive; however, all related to the achievement of Cinergy's overall strategic vision of becoming a premier general energy services company.

    For each executive officer, the Committee assessed the extent to which each person contributed toward the accomplishment of Cinergy's vision in 1996. Although its determinations were subjective, the Committee believed that its assessment accurately measured the performance of each executive officer. Thus, the Committee determined that the achievement level for each executive officer's individual goals was at the 3.0 award level -- on a sliding scale of 1.0 to 3.0 -- for 1996. In addition, based upon the extraordinary efforts of the executive officers during 1996, the Committee, acting within the parameters of discretion conferred under the Annual Incentive Plan, determined that the contributions and performance of each executive officer merited the maximized award opportunity payable to each.

    For 1997, Cinergy's Annual Incentive Plan will again use a combination of corporate and individual goals. The corporate goal will account for 50% of the total possible award and achievement of individual goals will account for the remaining 50%. The corporate goal for 1997 will be based on earnings per share. For 1997, approximately 400 key employees will participate in the plan. The potential awards will range from 2.5% to 90% of the participant's annual base salary, depending upon the achievement levels and the participant's position.

OTHER COMPENSATION DECISIONS

    The Committee, at its discretion, can award other forms of compensation in recognition of outstanding service to Cinergy or any of its subsidiaries. Consistent with that philosophy, the Committee approved during 1996 special performance awards for Messrs. Leonard and Thomas (as set forth in footnote to the Summary Compensation Table).

LONG-TERM INCENTIVE COMPENSATION AND STOCK OPTIONS
    Cinergy's Performance Shares Plan (the "Performance Shares Plan") has been a long-term incentive plan developed to reward executive officers and other key employees for contributing to long-term success by achieving corporate and individual goals approved by the Committee. During 1996, the goals applicable for use under the Performance Shares Plan were Cinergy's total shareholder return, plus those same goals that were applicable for use during 1996 under Cinergy's Annual Incentive Plan. The potential award opportunities under this plan also have been established in the same manner as under the Annual Incentive Plan, with the minimum award opportunities under the Performance Shares Plan ranging from 13.33% to 36.66% of annual salary for the full performance cycle. Performance cycles have consisted of overlapping four year periods. Because the former Performance Shares Plan of the Company was merged into the Performance Shares Plan effective as of October 24, 1994, the then existing Company performance cycles of 1992-1995 and 1994-1997 became performance cycles under the Performance Shares Plan. Awards earned under the 1992-1995 performance cycle by executive officers were paid in two installments; one-half during February 1996, the dollar values of which are set forth in the Summary Compensation Table, and the remaining portion during February 1997.

    The 1996 LTIP, which was approved by Cinergy's shareholders at its annual meeting last year, replaces the Performance Shares Plan. As part of the transition toward implementation of the 1996 LTIP, the Performance Shares Plan was amended effective November 1, 1996, to preclude the commencement of any new performance cycle subsequent to January 1, 1996, and to provide that the existing performance cycle of 1994-1997 be shortened to three years, i.e., 1994-1996, and that the final performance cycle of 1996-1999 be shortened to one year, i.e., 1996.

    Under the 1996 LTIP, executive officers and other key employees of Cinergy and its subsidiaries, including the Company, are eligible to receive grants from time to time of stock-related awards of six general types: (i) options to purchase shares of Cinergy common stock (i.e., "Options"); (ii) rights to receive, upon exercise, the appreciation in fair market value of shares of Cinergy common stock (i.e., "Stock Appreciation Rights" or "SARs"); (iii) outright grants of shares of Cinergy common stock, subject to transfer restrictions and risk of forfeiture for a specified restriction period (i.e., "Restricted Stock") and which may, but need not be, conditional upon the attainment during a specified performance period of specified Committee-determined performance criteria and objectives (i.e., "Performance Measures"); (iv) rights to receive (a) shares of Cinergy common stock, or in lieu of all or any portion of those shares, their fair market value (i.e., "Performance Shares"), or (b) a specified dollar amount or, in lieu of all or any portion of that amount, shares of Cinergy common stock having the same fair market value (i.e., "Performance Awards"), both conditional upon the attainment of Performance Measures; (v) rights to receive Cinergy common stock or cash or other property equal in value to dividends paid with respect to a specified number of shares of common stock, and which may, but need not be, conditional upon the attainment of Performance Measures (i.e., "Dividend Equivalents"); and
(vi) other stock-based awards which are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Cinergy common stock (i.e., "Other Stock-Based Awards"). Options meeting the requirements of Code Section 422 and intended to be afforded the federal income tax treatment of Code Section 422 options (i.e., "Incentive Stock Options" or "ISOs"), as well as other Options (i.e., "Non-qualified Stock Options" or "NSOs"), may be awarded under the 1996 LTIP. SARs granted under the 1996 LTIP may be awarded either in tandem with Options (i.e., "Tandem SARs") or standing alone (i.e., "Freestanding SARs").

    As stated above, the Committee has adopted a long-term incentive compensation program and granted, effective January 1, 1997, both performance-based restricted stock and stock options to the executive officers and other key employees of Cinergy and its subsidiaries. Such grants will be discussed within the Committee's report in the Company's 1998 information statement.

    Cinergy's Stock Option Plan also has been a part of the long-term incentive compensation program for executive officers and other key employees. Both incentive and non-qualified stock options in amounts determined to be appropriate by the Committee have been granted under the plan. Options under the plan vest at the rate of 20% per year over a five-year period from the date of grant and may be exercised over a ten-year term. Although the 1996 LTIP was not intended to replace this plan, the Committee expects that future awards of stock options to executive officers and other key employees of Cinergy and its subsidiaries generally will be granted under the 1996 LTIP. Stock options were not granted to any named executive officer (as defined on page 13) during 1996.

CHIEF EXECUTIVE OFFICER

    Mr. Rogers' 1996 base salary was determined pursuant to his employment agreement with Cinergy (see Employment Agreements and Severance Arrangements on page 16). For 1996, Mr. Rogers also earned incentive compensation under the Annual Incentive Plan in the amount of $607,518, of which 50% was based on achievement of corporate goals and 50% was based upon the Committee's determination of his achievement of individual goals, and its discretionary determination to reward him in recognition of outstanding contributions and exemplary performance.

    Giving consideration to the accomplishments during 1996 leading to a total return to Cinergy shareholders of 15.42%, an 8% increase in earnings per share (adjusted for the effects of weather and non-comparable items), and a market-to-book ratio of 2.04 that at year end was the highest among the twenty-five largest electric utilities, sufficient goals were met to obtain the maximum award available. Other significant accomplishments during 1996 included formation of a coalition to create a multi-state transmission region operated by an independent system operator, reorganization of Cinergy's electricity operations into three strategic business units, acquisition of a 50% interest in Midlands Electricity plc (headquartered in Birmingham, England), formation of a joint venture with Trigen Energy Corporation (of White Plains, New York) to develop cogeneration and trigeneration energy facilities throughout the United States and Canada, participation in retail pilot projects (in Illinois, New Hampshire, and New York), an 86% increase in megawatt sales in the wholesale power market, continued reengineering efforts and reductions to staff without layoffs, and efforts to propose customer choice legislation in both Indiana and Ohio. The relative importance of these accomplishments was equal in the determination of awards.

    Mr. Rogers also earned an award during the 1992-1995 performance cycle under the Performance Shares Plan. One-half of the award was paid during February 1996, and the remaining portion was paid during February 1997. Of the portion of the award paid during February 1996, half was based on achievement of corporate goals and half was based upon the Committee's determination of his achievement of individual goals.

SUMMARY

    The Committee's executive compensation philosophy is designed to provide competitive levels of executive compensation that integrate such compensation with corporate goals, reward superior corporate performance, recognize individual initiative and achievement, and assist in attracting and retaining qualified and highly motivated executive employees. In utilizing long-term, incentive-based compensation,i.e., as available under the 1996 LTIP, a greater portion of executive compensation is placed at risk. The Committee believes that ownership of stock assists in the attraction and retention of qualified executive employees, and provides them with additional incentives to devote their best efforts to pursue and sustain corporate growth and profitability through the accomplishment of corporate goals. The philosophy thus intends to coalesce the interests of shareholders, customers and management to enhance overall corporate value.

    The 1993 Omnibus Budget Reconciliation Act ("OBRA") is applicable to compensation earned during 1994 and later. Under OBRA, income tax deductions of publicly traded companies may be limited to the extent total compensation for certain executive officers exceeds one million dollars during any year; however, the deduction limit does not apply to payments which qualify as "performance based". The Committee has reviewed the final regulations issued by the Internal Revenue Service ("IRS") and will continue to review the application of these rules to future compensation; however, the Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, but retains the right to make subjective decisions and to award compensation that meets all of the requirements for excludability under OBRA.

    The tables which follow, and accompanying footnotes, reflect the decisions covered by the above discussion.

                                          CINERGY COMPENSATION COMMITTEE

                                          Van P. Smith, Chairman
                                          Michael G. Browning
                                          George C. Juilfs
                                          John J. Schiff, Jr.

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation of the chief executive officer and each of the additional four most highly compensated executive officers (these five executive officers sometimes hereinafter collectively referred to as the "named executive officers") for services to Cinergy and its subsidiaries, including the Company, during the calendar years ended December 31, 1996, 1995, and 1994. (The data presented for 1994 includes compensation from the Company and CG&E for the period January 1, 1994 through October 24, 1994.)

                                                                                                 LONG-TERM COMPENSATION
                                                                                       -------------------------------------------
                                                                                                   AWARDS
                                                        ANNUAL COMPENSATION            ------------------------------    PAYOUTS
                                              ---------------------------------------                                  -----------
               (A)                                                          (E)              (F)             (G)
              NAME                                                         OTHER         RESTRICTED      SECURITIES        (H)
               AND                               (C)         (D)          ANNUAL            STOCK        UNDERLYING       LTIP
            PRINCIPAL                 (B)      SALARY     BONUS(1)     COMPENSATION        AWARDS       OPTIONS/SARS   PAYOUTS(2)
            POSITION                 YEAR        ($)         ($)            ($)              ($)             (#)           ($)
---------------------------------  ---------  ---------  -----------  ---------------  ---------------  -------------  -----------
James E. Rogers                         1996    625,000     607,518          3,697                0               0       492,847
  Vice Chairman                         1995    535,000     321,750         15,322                0               0       283,427
  and Chief Executive                   1994    433,144     265,729         64,417                0         250,000       273,720
  Officer

Jackson H. Randolph                     1996    535,000     321,750         10,675                0               0       180,144
  Chairman of the Board                 1995    535,000     321,750         11,594                0               0             0
                                        1994    470,000     255,750          5,719                0         250,000             0

John M. Mutz                            1996    376,584     150,634          2,431                0               0       137,705
  President                             1995    358,656     143,462          2,041                0               0        11,804
                                        1994    342,380     136,952          3,001                0         100,000        11,436

J. Wayne Leonard                        1996    317,720     190,632         53,985                0               0       135,374
  Group Vice President                  1995    250,008      93,753         17,385                0               0        83,974
  and Chief Financial Officer           1994    211,208      79,203         32,146                0         100,000        81,132

Larry E. Thomas                         1996    294,350     176,610          5,030                0               0       133,397
  Group Vice President                  1995    240,000      90,000          1,794                0               0        80,066
                                        1994    209,540      78,578         29,078                0         100,000        77,345


               (A)
              NAME                      (I)
               AND                   ALL OTHER
            PRINCIPAL              COMPENSATION
            POSITION                    ($)
---------------------------------  -------------
James E. Rogers                        108,108(3)
  Vice Chairman                        135,676
  and Chief Executive                  285,393
  Officer
Jackson H. Randolph                    120,512(3)
  Chairman of the Board                104,112
                                        92,724
John M. Mutz                            14,993(4)
  President                             16,530
                                         6,097
J. Wayne Leonard                        34,220(4)
  Group Vice President                  49,726
  and Chief Financial Officer           93,555
Larry E. Thomas                         36,162(4)
  Group Vice President                  29,464
                                        53,945

------------
(1) Amounts appearing in this column reflect the Annual Incentive Plan awards earned during the year listed and paid in the following year.

(2) Amounts appearing in this column reflect the values of the shares and cash paid under Cinergy's Performance Shares Plan (as successor to the Company's Performance Shares Plan). Amounts paid in 1996 were earned during the four-year cycle from 1992 through 1995. Amounts paid in 1995 and 1994 were earned during the four-year cycle from 1990 through 1993.

(3) Amount includes for Messrs. Rogers and Randolph, respectively: a deferred compensation award in the amount of $50,000 pursuant to the terms of each officer's Deferred Compensation Agreement; employer matching contributions under the Company's and CG&E's 401(k) plans of $6,468 and $8,160; above-market interest on amounts deferred pursuant to the Deferred Compensation Agreements of $29,007 and $43,748; benefits under Split Dollar Life Insurance Agreements of $16,120 and $17,979; and insurance premiums paid with respect to executive/group-term life insurance of $6,513 and $625.

(4) Amount includes for Messrs. Mutz, Leonard, and Thomas, respectively: insurance premiums paid with respect to executive/ group-term life insurance of $10,160, $2,004, and $6,281; and employer matching contributions under the Company's 401(k) plan of $4,833, $7,216, and $4,881. Also includes for each of Messrs. Leonard and Thomas a special performance award in the amount of $25,000.

AGGREGATED OPTION/SAR EXERCISES AND YEAR END OPTION/SAR VALUE TABLE

    The following table sets forth information concerning stock options exercised by the named executive officers during 1996, including the values realized for such options exercised, which represent the positive spread between the respective exercise prices and market prices on dates of exercises, and the numbers of shares for which options were held as of December 31, 1996, including the values for "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the market price of the shares of Cinergy common stock as of December 31, 1996, which was $33.375 per share.

                                                                              (D)
                                                                           NUMBER OF
                                                                          SECURITIES                (E)
                                                                          UNDERLYING       VALUE OF UNEXERCISED
                                                                          UNEXERCISED          IN-THE-MONEY
                                                                        OPTIONS/SARS AT       OPTIONS/SARS AT
                                                                           YEAR END              YEAR END
                                               (B)           (C)              (#)                   ($)
                                         SHARES ACQUIRED    VALUE     -------------------  ---------------------
                  (A)                      ON EXERCISE     REALIZED      EXERCISABLE/          EXERCISABLE/
                 NAME                          (#)           ($)         UNEXERCISABLE         UNEXERCISABLE
---------------------------------------  ---------------  ----------  -------------------  ---------------------
James E. Rogers........................       143,774      2,534,846      95,629/150,000     1,004,105/1,575,000
Jackson H. Randolph....................        50,000        431,250      50,000/150,000       525,000/1,575,000
John M. Mutz...........................             0            N/A       52,787/60,000         638,971/630,000
J. Wayne Leonard.......................             0            N/A       77,611/60,000       1,052,553/630,000
Larry E. Thomas........................        17,003        275,482       54,104/60,000         669,810/630,000

PENSION BENEFITS

    The pension benefits payable at retirement to each of the named executive officers are provided pursuant to the terms of either CG&E's non-contributory management pension plan (the "CG&E Pension Plan") or the Company's non-contributory pension plan (the "PSI Pension Plan"), plus certain supplemental plans or agreements. Mr. Randolph is covered under the terms of the CG&E Pension Plan. Messrs. Rogers, Mutz, Leonard, and Thomas are covered under the terms of the PSI Pension Plan.

    Under the terms of the CG&E Pension Plan, the retirement income payable to a pensioner is 1.3% of final average pay plus 0.35% of final average pay in excess of covered compensation, times the number of years of credited service through 30 years, plus 0.1% of final average pay times the number of years of credited service over 30 years. Final average pay is the average annual salary, based on July 1 pay rates, during the employee's four consecutive calendar years producing the highest such average within the last ten calendar years immediately preceding retirement. The IRS annually establishes a dollar limit, indexed to inflation, of the amount of pay permitted for consideration under the terms of the plan, which for 1996 was $150,000. Covered compensation is the average social security taxable wage base over a 35-year period. The accrued annual benefit payable to Mr. Randolph upon his retirement under the terms of the plan is $106,911 based upon IRS limits and credited service of 37 years.

    Cinergy and Mr. Randolph have entered into an Amended and Restated Supplemental Executive Retirement Income Agreement which in effect freezes as of December 31, 1994, the accrual of benefits payable to Mr. Randolph under CG&E's Supplemental Executive Retirement Plan upon his retirement, death, or disability. Under the amended agreement, the supplemental retirement benefit of $511,654 shall be paid to Mr. Randolph or his beneficiary in monthly installments of $42,638 for 180 months beginning December 1, 2000.

    The PSI Pension Plan covers all of its employees who meet certain minimum age and service requirements. Compensation utilized to determine benefits under the PSI Pension Plan includes substantially all salaries and annual incentive compensation, including deferred compensation for Mr. Rogers, and such benefits are determined using a final average pay formula with consideration of years of service to a maximum of 35, age at retirement and the applicable average social security wage base. The Company also maintains an Excess Benefit Plan which is designed to restore pension benefits to those individuals whose benefits under the PSI Pension Plan would otherwise exceed the limits imposed by the Code. Each of the named executive officers, with the exception of Mr. Randolph, participates in the Company's Excess Benefit Plan.

    The following pension plan table illustrates the estimated annual benefits payable as a straight-life annuity under both Company-sponsored plans to participants who retire at age 62. Such benefits are not subject to any deduction for social security or other offset amounts.

                                                               YEARS OF SERVICE
                               ---------------------------------------------------------------------------------
COMPENSATION                       5          10          15          20          25          30          35
-----------------------------  ---------  ----------  ----------  ----------  ----------  ----------  ----------
$  300,000...................  $  23,145  $   46,290  $   69,435  $   92,580  $  115,725  $  138,870  $  162,015
   400,000...................     31,145      62,290      93,435     124,580     155,725     186,870     218,015
   500,000...................     39,145      78,290     117,435     156,580     195,725     234,870     274,015
   600,000...................     47,145      94,290     141,435     188,580     235,725     282,870     330,015
   700,000...................     55,145     110,290     165,435     220,580     275,725     330,870     386,015
   800,000...................     63,145     126,290     189,435     252,580     315,725     378,870     442,015
   900,000...................     71,145     142,290     213,435     284,580     355,725     426,870     498,015
  1,000,000..................     79,145     158,290     237,435     316,580     395,725     474,870     554,015
  1,100,000..................     87,145     174,290     261,435     348,580     435,725     522,870     610,015
  1,200,000..................     95,145     190,290     285,435     380,580     475,725     570,870     666,015
  1,300,000..................    103,145     206,290     309,435     412,580     515,725     618,870     722,015
  1,400,000..................    111,145     222,290     333,435     444,580     555,725     666,870     778,015
  1,500,000..................    119,145     238,290     357,435     476,580     595,725     714,870     834,015
  1,600,000..................    127,145     254,290     381,435     508,580     635,725     762,870     890,015

    The estimated credited years of service at age 62 for each of the named executive officers covered under the terms of the PSI Pension Plan are as follows: Mr. Rogers, 20.22 years; Mr. Mutz, 3.39 years; Mr. Leonard, 35 years; and Mr. Thomas, 35 years.

    Messrs. Rogers and Mutz also participate in the Company's Supplemental Retirement Plan, which is designed to provide coverage to employees, previously designated by the Board, who will not otherwise qualify for full retirement benefits under the PSI Pension Plan. The benefit provided by the Company's

Supplemental Retirement Plan will be an amount equal to that which a covered employee with maximum permitted years of participation (35 years) would have received under the PSI Pension Plan, reduced by the actual benefit provided by such Plan and the Excess Benefit Plan, and further reduced by benefits the covered employee will be eligible to receive from retirement plans from previous self-employment and from previous employers. The estimated annual benefit payable at age 62 under the Company's Supplemental Retirement Plan is $64,551 to Mr. Rogers and $125,662 to Mr. Mutz.

    Cinergy has an Executive Supplemental Life Insurance Program, which provides key management personnel, including the named executive officers, with additional life insurance coverage during employment, and post-retirement deferred compensation. At the later of age 55 or retirement, the participant's life insurance coverage under the program will be canceled. At that time, the participant will receive the total amount of coverage in the form of deferred compensation payable in ten equal annual installments. The annual benefit payable, at the later of age 55 or retirement, to each of the named executive officers is $15,000 per year over ten years.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

    Cinergy entered into individual employment agreements with Mr. Randolph and Mr. Rogers (each sometimes hereinafter individually referred to as the "Executive") effective as of October 24, 1994.

    Pursuant to his employment agreement, Mr. Randolph served as Chairman and Chief Executive Officer of Cinergy until November 30, 1995, at which time he relinquished the position of Chief Executive Officer; he will continue to serve as Chairman of the Board of Cinergy until November 30, 2000. Mr. Rogers served as Vice Chairman, President and Chief Operating Officer of Cinergy until November 30, 1995, and thereafter has served as Vice Chairman, President and Chief Executive Officer. Mr. Rogers' agreement is for a term of three years; however, as amended in December 1995, on each annual anniversary date it is automatically extended for an additional year, unless either Cinergy or Mr. Rogers gives timely notice otherwise. During the terms of their agreements, Messrs. Randolph and Rogers will receive minimum annual base salaries of $465,000 and $422,722, respectively, and each will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Cinergy employees and executives, and will receive other fringe benefits.

    If the Executive's employment terminates as a result of death, his beneficiary will receive a lump sum cash amount equal to the sum of (a) the Executive's annual base salary through the termination date to the extent not previously paid, (b) a pro rata portion of the benefit under Cinergy's Annual Incentive Plan calculated based upon the termination date, and (c) any compensation previously deferred but not yet paid to the Executive (with accrued interest or earnings thereon) and any unpaid accrued vacation pay. In addition to these accrued amounts, if Cinergy terminates the Executive's employment without "cause" or the Executive terminates his employment for "good reason" (as each is defined in the employment agreements), Cinergy will pay to the Executive
(a) a lump sum cash amount equal to the present value of his annual base salary and benefit under Cinergy's Annual Incentive Plan payable through the end of the term of employment, at the rate and applying the same goals and factors in effect at the time of notice of such termination, (b) the value of all benefits to which the Executive would have been entitled had he remained in employment until the end of the term of employment under Cinergy's Performance Shares Plan and Executive Supplemental Life Insurance Program, (c) the value of all deferred compensation and all executive life insurance benefits whether or not then vested or payable, and (d) medical and welfare benefits for the Executive and his family through the end of the term of employment. If the Executive's employment is terminated by Cinergy for cause or by the Executive without good reason, the Executive will receive unpaid annual base salary accrued through the termination date and any accrued deferred compensation.

    Mr. Mutz has an employment agreement, which commenced on October 4, 1993, pursuant to which he will serve as President, and will be nominated for election as a director, of the Company until October 4, 1998. During the term of his agreement, Mr. Mutz will receive a minimum annual base salary of $330,000, will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Cinergy employees and executives, and will receive other fringe benefits. In connection with his participation in the Company's Supplemental Retirement Plan, Mr. Mutz's employment agreement provides that he will be vested in his benefit at a rate of 20% per year of service beginning in 1994 without offset for other retirement benefits, and will be guaranteed a benefit thereunder based on its current terms even if the plan subsequently is amended to reduce benefits or is terminated.

    Cinergy has employment agreements with Messrs. Leonard and Thomas, which commenced on October 24, 1994 and shall continue until December 31, 1997; however, as amended in December 1995, commencing January 1, 1996, and each January 1 thereafter, the term of each employment agreement is automatically extended for an additional year unless either Cinergy or Messrs. Leonard or Thomas gives timely notice otherwise. During the terms of their agreements, Messrs. Leonard and Thomas will receive minimum annual base salaries of $250,000 and $240,000, respectively, and each will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Cinergy employees and executives, and will receive other fringe benefits.

    If the employment of Messrs. Mutz, Leonard, or Thomas (each sometimes hereinafter individually referred to as the "officer") is terminated as a result of death, for cause, or by the officer without good reason, the officer or the officer's beneficiary will be paid a lump sum cash amount equal to (a) the officer's unpaid annual base salary through the termination date, (b) a pro rata portion of the officer's award under Cinergy's Annual Incentive Plan, (c) the officer's vested accrued benefits under Cinergy's Performance Shares Plan (and also including the Company's Pension Plan, Excess Benefit Plan and Supplemental Retirement Plan in the case of Mr. Mutz), and (d) any unpaid deferred compensation (including accrued interest or earnings) and unpaid accrued vacation pay. If, instead, the officer's employment is terminated prior to a change in control (as defined) without cause or by the officer for good reason, the officer will be paid (a) a lump sum cash amount equal to the present value of the officer's annual base salary and target annual incentive cash award payable through the end of the term of the agreement, at the rate and applying the same goals and factors in effect at the time of notice of such termination,
(b) the present value of all benefits to which the officer would have been entitled had the officer remained in employment until the end of the term of the agreement under Cinergy's Performance Shares Plan and Executive Supplemental Life Insurance Program (and also including the Company's Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan in the case of Mr. Mutz), (c) the value of all deferred compensation and all executive life insurance benefits whether or not vested or payable, and (d) continued medical and welfare benefits through the end of the term of the agreement. Mr. Mutz's employment agreement was amended, effective August 30, 1996, wherein, among other things, Cinergy waived its right to challenge Mr. Mutz in the event he elects to terminate his employment agreement for good reason.

    If the employment of any such officer is terminated after a change in control, the officer will be paid a lump sum cash payment equal to the greater of (i) three times the sum of his annual base salary immediately prior to the date of his termination of employment or, if higher, the date of the change in control, plus all incentive compensation or bonus plan amounts in effect prior to the date of his termination of employment or, if higher, prior to the change in control, and (ii) the present value of all annual base salary, bonuses and incentive compensation and retirement benefits that would otherwise be due under the agreement plus deferred compensation and executive life insurance benefits. In addition, the officer will be provided life, disability, accident and health insurance benefits for thirty-six months, reduced to the extent comparable benefits are received, without cost, by the officer.

DEFERRED COMPENSATION AGREEMENTS

    Mr. Randolph and CG&E, and Mr. Rogers and the Company, entered into deferred compensation agreements effective as of January 1, 1992 (the "Deferred Compensation Agreements") pursuant to which each is credited annually with a $50,000 base salary increase in the form of deferred compensation. Such amount was deferred annually in each of the cases of Mr. Randolph and Mr. Rogers for the five-year period from January 1, 1992 through December 31, 1996, and in the case of Mr. Rogers, is deferred annually for an additional five-year period beginning January 1, 1997 and ending December 31, 2001. The Deferred Compensation Agreements were assumed by Cinergy effective as of October 24, 1994.

    Mr. Randolph's Deferred Compensation Agreement provides that when his employment terminates, he will receive an annual cash benefit of $179,000 payable for a 15-year period beginning January 2001.

    Mr. Rogers' Deferred Compensation Agreement provides that when his employment terminates for any reason, other than death, he will receive an annual cash benefit over a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2003 nor later than January 2010. The annual cash benefit amount payable for such 15-year period ranges from $179,000 per year if payment begins in January 2003, to $554,400 per year if payment commences in January 2010. Comparable amounts are payable to Mr. Rogers if he dies before commencement of payment of the 15-year payments described above. In addition, if Mr. Rogers' employment terminates for any reason, other than death or disability, before January 1, 2002, he will receive a lump sum cash payment equal to the total amount deferred during the second five-year period described above plus interest; if his employment terminates for any reason, other than death or disability, on or after January 1, 2002, he will receive an additional annual benefit for a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2008 nor later than January 2010. The annual cash benefit amount payable for such period ranges from $179,000 per year if payment begins in January 2008, to $247,000 per year if payment begins in January 2010. Comparable amounts are payable to Mr. Rogers in the event his employment is terminated for disability prior to January 1, 2002 or if he dies (i) prior to January 1, 2002 while employed or disabled, or (ii) on or after January 1, 2002 but before commencement of payment of benefits; provided, however, if Mr. Rogers becomes disabled prior to the completion of the second award period, his payments will be proportionately reduced in the same manner as described above for disability during the first award period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Schiff, Chairman of the Board of Cincinnati Financial Corporation, serves on the Cinergy Compensation Committee and Mr. Randolph, Chairman of the Board of Cinergy and its subsidiaries, including the Company, serves on the board of directors of Cincinnati Financial Corporation.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The independent public accountants for Cinergy and its subsidiaries, including the Company, for the year 1996 were Arthur Andersen LLP. Upon recommendation of the Audit Committee of Cinergy's board of directors, such board engaged on January 30, 1997, Arthur Andersen LLP as independent public accountants for Cinergy and its subsidiaries, including the Company, for the year 1997. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

    In order to be considered for inclusion in the Company's Information Statement for the 1998 Annual Meeting of Shareholders, proposals from shareholders must be received by the Secretary of the Company at 1000 East Main Street, Plainfield, Indiana 46168 not later than November 24, 1997.

                                          By Order of the Board of Directors,

                                          CHERYL M. FOLEY
                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Dated: March 24, 1997

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